Filed Pursuant to Rule 424(b)(3)

Registration No. 333-108783

Prospectus Supplement No. 2 dated August 4, 2004

(to Prospectus dated September 23, 2003)

500,000 Shares

EQUINIX, INC.

Common Stock

The following information supplements the information contained in our prospectus dated September 23, 2003, as supplemented by the Prospectus Supplement No.1 dated March 5, 2004, relating to the resale by certain of our selling stockholders of up to 500,000 shares of our common stock. Omega Bayview IV recently distributed 13,900 shares of our common stock to their limited partners and other interest holders. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information contained in the table appearing under the heading “Selling Stockholders” on pages 15 and 16 of the prospectus is hereby amended and restated in its entirety as follows:

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
Name and Address of Selling Stockholders***	Number of Shares		Percent		Number of Shares	Percent
Crosslink Crossover Fund III(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	1,026,600	(2)	6.64%	171,100	855,500	5.53%
Offshore Crosslink Crossover Fund III(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	196,500	(3)	1.27	32,750	163,750	1.06

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
Name and Address of Selling Stockholders***	Number of Shares		Percent		Number of Shares	Percent
Gary Hromadko(1) Two Embarcadero Center Suite 2200 San Francisco, CA 94111	150,000	(4)	*	25,000	125,000	*
1993 GF Partnership, L.P.	1,984	(5)	*	1,984	—	*
American Family Mutual Insurance Co.	11,670	(5)	*	11,670	—	*
Anderson, David	875	(5)	*	875	—	*
Anderson, Jeffrey	875	(5)	*	875	—	*
Anderson, John R. IRA	1,167	(5)	*	1,167	—	*
Anderson, Kristin	875	(5)	*	875	—	*
Anderson, Tracy	875	(5)	*	875	—	*
Athlon Venture Fund I	4,668	(5)	*	4,668	—	*
Beehive Investors II, LLC	2,334	(5)	*	2,334	—	*
Blatt Funk Living Trust	58	(5)	*	58	—	*
Briggs & Stratton	17,504	(5)	*	17,504	—	*
City National Corporation	1,167	(5)	*	1,167	—	*
Cornerstone Ventures	292	(5)	*	292	—	*
Couric Family Living Trust dtd 2-12-03	3,501	(5)	*	3,501	—	*
Downey Toy Company (Omega IV)	467	(5)	*	467	—	*
Elefant, Steven & Debra Trust	117	(5)	*	117	—	*
Feuille, James	1,167	(5)	*	1,167	—	*
Kimberly Fox	117	(5)	*	117	—	*
GE Capital	5,835	(5)	*	5,835	—	*
Getz Family Trust	3,501	(5)	*	3,501	—	*
Glenbrook Partners, LP	3,501	(5)	*	3,501	—	*
GS PEP 1999 Manager Fund	312	(5)	*	312	—	*
GS PEP Technology Fund 2000	9,814	(5)	*	9,814	—	*
GS PEP Technology Fund 2000 Offshore	3,873	(5)	*	3,873	—	*
Gutierrez Anderson Community Trust UDT dated June 18, 2001	1,167	(5)	*	1,167	—	*
Hon, Barry	1,167	(5)	*	1,167	—	*
Horizons Trading	5,835	(5)	*	5,835	—	*
Kablanian, Adam	2,334	(5)	*	2,334	—	*
Key Capital	11,670	(5)	*	11,670	—	*
Lakeside Family I, LLC	1,167	(5)	*	1,167	—	*
Merit Venture Fund IV, LP	2,334	(5)	*	2,334	—	*
Northrop Grumman	40,841	(5)	*	40,841	—	*
Penny Hardaway Investments LLC	1,167	(5)	*	1,167	—	*

	Shares Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After the Offering**
Name and Address of Selling Stockholders***	Number of Shares		Percent		Number of Shares	Percent
Permal Private Equity Holdings 2000, LP	2,917	(5)	*	2,917	—	*
Prim, Wayne L. Foundation	583	(5)	*	583	—	*
Schwartz, William M.	58	(5)	*	58	—	*
Sentry Insurance	11,670	(5)	*	11,670	—	*
Shah 1996 Trust	2,334	(5)	*	2,334	—	*
Shea Ventures, LLC	7,002	(5)	*	7,002	—	*
Shoemaker, Grant LLC	292	(5)	*	292	—	*
Shubat Family Revocable Trust	1,167	(5)	*	1,167	—	*
Stone Street PEP Technology Fund 2000	3,506	(5)	*	3,506	—	*
Stoneridge Investments LP	4,668	(5)	*	4,668	—	*
Sullivan, Joseph	175	(5)	*	175	—	*
Tullius Investors II, LLC	1,167	(5)	*	1,167	—	*
Vidmar, Peter	350	(5)	*	350	—	*
Wilhelme, Frank Trust	29	(5)	*	29	—	*
Windsmog Partners LLC	2,334	(5)	*	2,334	—	*
Woodside Investments, LP	1,167	(5)	*	1,167	—	*
Wright, Alton	350	(5)	*	350	—	*
Atwill Holdings, Ltd.	9,297	(6)	*	9,297	—	*
HFI Private Equity Ltd.	12,395	(6)	*	12,395	—	*
IDF Investment Foundation	3,099	(6)	*	3,099	—	*
Industrial Bank of Kuwait	3,719	(6)	*	3,719	—	*
JAFCO America Ventures	1,240	(6)	*	1,240	—	*
JAFCO Co., Ltd.	2,479	(6)	*	2,479	—	*
MF Custodians Ltd.	4,462	(6)	*	4,462	—	*
Mizuho Bank	18,592	(6)	*	18,592	—	*
Mizuho Capital Company	2,479	(6)	*	2,479	—	*
Tokio Marine and Fire	6,198	(6)	*	6,198	—	*
WHC, Inc.	1,240	(6)	*	1,240	—	*
BVT-CAM Private Equity Global Fund GmbH & Co. KG	967	(7)	*	967	—	*
CAM ZWEI Private Equity GmbH & Co. KG	3,868	(7)	*	3,868	—	*
Plattner, Hasso	3,215	(7)	*	3,215	—	*
Tom Bliska	131	(8)	*	131	—	*
Tucker Brockhoff	131	(8)	*	131	—	*
Jason Duckworth	79	(8)	*	79	—	*
Dan Dunn	65	(8)	*	65	—	*
Dave Epstein	262	(8)	*	262	—	*
Gerri Grossmann	100	(8)	*	100	—	*
Vladimir Jacimovic	399	(8)	*	399	—	*
Chris Kaegi	59	(8)	*	59	—	*
Sy Kaufman	2,176	(8)	*	2,176	—	*
Neil T. Koren	131	(8)	*	131	—	*
Colleen Lindgren	131	(8)	*	131	—	*
Dorothy Lipton	13	(8)	*	13	—	*
Bruce A. MacNaughton, Jr.	65	(8)	*	65	—	*
David L. Mahoney	131	(8)	*	131	—	*
Bill Nolan	427	(8)	*	427	—	*
Nancy Payne	98	(8)	*	98	—	*
Matt Pedley	20	(8)	*	20	—	*
Jason Sanders	148	(8)	*	148	—	*
Michael Stark	9,105	(8)	*	9,105	—	*
Sonia Survanshi	65	(8)	*	65	—	*
Barbara Thomas	33	(8)	*	33	—	*
University of Michigan	131	(8)	*	131	—	*
TOTAL	1,713,750		—%	500,000	1,213,750	—%

*	Less than 1%.
**	Assumes sale of all the shares offered; however, the selling stockholders may or may not sell all or any of the offered shares.
***	Includes limited partners, donees and pledgees selling shares that are received from a named selling stockholder.
(1)	Gary Hromadko is a venture partner with Crosslink Capital and a current director of Equinix.

(2)	Includes 171,100 shares of common stock received upon the exercise of a common stock warrant, and 855,500 shares of common stock that could be issued upon conversion of a Series A-2 Convertible Secured Note.
(3)	Includes 32,750 shares of common stock received upon the exercise of a common stock warrant, and 163,750 shares of common stock that could be issued upon conversion of a Series A-2 Convertible Secured Note.
(4)	Includes 25,000 shares of common stock received upon the exercise of a common stock warrant, and 125,000 shares of common stock that could be issued upon conversion of a Series A-2 Convertible Secured Note.
(5)	All shares being offered were received in a distribution from Crosslink Ventures IV, L.P., which beneficially owns 368,000 shares of common stock issuable upon conversion of a Series A-2 Note.
(6)	All shares being offered were received in a distribution from Offshore Crosslink Omega Ventures IV, which beneficially owns 130,401 shares of common stock issuable upon conversion of a Series A-2 Note.
(7)	All shares being offered were received in a distribution from Crosslink Omega Ventures I GmbH & Co. KG, which beneficially owns 16,100 shares of common stock issuable upon conversion of a Series A-2 Convertible Note.
(8)	All shares being offered were received in a distribution from Omega Bayview IV, which beneficially owns 13,898 shares of common stock issuable upon conversion of a Series A-2 Convertible Note.